Exhibit 10.35


                                LETTER AGREEMENT


                                 March 17, 1999


Karakuduk-Munai, Inc.
221 Norfolk, Suite 1150
Houston, TX   77098

Gentlemen:

     This letter will evidence the agreement between Karakuduk-Munai, Inc. (hereafter "KKM") and Challenger Oil Services, PLC (hereafter "Challenger"). Reference is made to that certain International Daywork Exploration Drilling Services Contract dated April 7, 1998 between KKM and Challenger, as amended by Amendment No. 1 dated October 21, 1998 (said drilling services contract, as amended, hereafter referred to as the "Drilling Contract"). Various disputes pertaining to the Drilling Contract and related documents have arisen and, as a result of recent discussions of these matters, and for valuable consideration and the mutual covenants and agreements herein contained, Challenger and KKM have agreed to settle and compromise those disputes as follows:

1. Immediately upon the execution by Challenger of (i) this Letter Agreement and (ii) the Amendment No. 2 to the International Daywork Drilling Contract
     - Land between KKM and Challenger dated even date herewith, KKM shall wire transfer or direct another to wire transfer on behalf of KKM to the below listed Challenger bank account the sum of Four Hundred Thousand United States Dollars ($400,000). The Challenger bank account information for this purpose is:


                  Citibank New York
                  Routing Code ABA021000089
                  A/C No. 10999217 Citibank Jersey
                  In Favor of Challenger Oil Services PLC
                  A/C No. 430604007
                  Atten: Mr. Hugo Peterson





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2.   The payment to  Challenger  of the sum  specified  in item 2 above shall be deemed to be in full payment and discharge of all claims (past, present or future) for all equipment, materials and services, performed or provided by or for Challenger, for or on behalf of KKM, for the period prior to January 1, 1999. For the avoidance of doubt, such payment described above shall clear any outstanding balances between Challenger, on the one hand, and KKM, on the other hand, for work performed under the Drilling Contract prior to January 1, 1999, except for the sums of money referred to in Paragraphs 3 and 4 below.

3. The payment to Challenger of the sum specified in item 2 above will not be reduced or offset by any payments made or advanced to Challenger by KKM or on behalf of KKM; provided however, it is agreed by the parties herein that the amount of US$27,915.00 has been paid or advanced by or for KKM to or for the benefit of Challenger prior to January 1, 1999, and the amount of US$10,000.00 has been paid or advanced by or for KKM to or for the benefit of Challenger after January 1, 1999, and such amounts shall remain valid and available for offset by KKM against the invoice for January 1999 services to be prepared by Challenger for standby charges pursuant to the Drilling Contract, as amended.

4. Of the payment to Challenger specified in item 2 above, the sum of $23,469.20 shall be deemed to be a prepayment in such amount towards amounts owed by KKM for the invoice of January 1999 services which Challenger will soon be issuing to KKM under the Drilling Contract, as amended. The parties hereto agree to offset such invoice for January 1999 services by this sum of $23,469.20.


                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

     If you agree and accept the above agreements, please indicate your acceptance and agreement in the appropriate space below.



Challenger Oil Services, PLC




BY: /s/ J. Paine
    ----------------------------------------------
TITLE: General Manager Challenger Oil Services PLC,
Signing as P.O.A. for Challenger Oil Sevices PLC.



Agreed & Accepted this 17 day of March, 1999 by:


Karakuduk-Munai, Inc.




BY: /s/  N. Klinchev
    -----------------------------------------------
TITLE: General Director